Exhibit 99.1

NovaDel Reports Third Fiscal Quarter and Nine Month Results

•	Accelerated spending on R&D
•	Approval for NitroMist™ anticipated by year end
•	Successful delivery of three key pipeline drugs demonstrated in pilot pharmacokinetic studies in humans
•	Recent private placement provides Company with additional $6.3 million in cash

Flemington, NJ, June 14, 2005 - NovaDel Pharma Inc. (AMX: NVD) reported results for the third fiscal quarter and nine months ended April 30, 2005.

For the three months ended April 30, 2005, the net loss was $2.6 million, or eight cents per share, compared to a net loss of $1.5 million, or five cents per share, in the same period last year. Increased research and development expenses in F3Q05 were driven by expenditures related to the commercialization of the company’s product pipeline. General and administrative expenses also increased for the three-month period, including legal fees associated with the filing of additional patent applications. Cash, cash equivalents and investment securities as of April 30, 2005 were $4.1 million.

For the nine months ended April 30, 2005, the net loss was $7.4 million, or twenty-two cents per share, compared to a net loss of $3.9 million, or sixteen cents per share, in the same period last year. As with the quarter, the Company increased investment in research and development and general and administrative expenses. In addition, the prior year period included a $1.0 million reduction in compensation expense related to variable accounting adjustments to certain of the Company’s outstanding stock options.

Recent Company highlights include:

•
Receipt of approvable letter from the U.S. Food and Drug Administration (FDA) on June 1, 2005, for the Company’s New Drug Application for NitroMist™ (nitroglycerin lingual aerosol), indicated for relief of an acute attack or acute prophylaxis of angina pectoris due to coronary artery disease. The FDA requested no additional clinical studies, and the Company believes the FDA will give final approval once previously agreed-to manufacturing process validation commitments are completed.

•	Positive results in human pilot pharmacokinetic studies conducted using NovaDel’s lingual spray versions of:

o	ondansetron - the largest selling anti-emetic agent, currently marketed in the U.S. as Zofran® by GlaxoSmithKline.

o	alprazolam - the active ingredient marketed by Pfizer as Xanax® for the treatment of anxiety.

o	zolpidem- marketed by Sanofi-Aventis as Ambien®, the leading prescribed sleep aid in America.

•
Completion of a $7 million private placement on May 26, 2005, in which the Company sold approximately 6.7 million shares of common stock at $1.05 per share and granted investors warrants to purchase approximately 2.4 million shares of common stock at an exercise price of $1.30 per share.

”With the positive results for zolpidem, ondansetron and alprazolam, we have now completed pilot pharmacokinetic studies for all of our Tier 1 products, and we will be providing guidance in the very near future regarding our projections of time to launch of NovaDel’s leading R&D products,” stated Dr. Gary Shangold, President & CEO of NovaDel Pharma Inc., “In addition, we expect to resolve the remaining commitments included in the approvable letter from the FDA for NitroMist™ by year end, and look forward to marketing efforts for NitroMist™ by our partner, Par Pharmaceutical Companies, beginning in 2006.”

About NovaDel Pharma, Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc. Contact:	Christie Maurek/John Nesbett
Investor Contact:	The Investor Relations Group
Michael Spicer	(212) 825-3210
Chief Financial Officer
(908) 782-3431 ext. 2550